EXHIBIT 10.65

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE agreement (“Agreement”) is made and entered into as of the 25th day of August, 2022 (“Effective Date”), by and among: Ocean Thermal Energy Corporation, a Nevada corporation (“Shareholder”), Epaphus Global Energy, LLC, a Delaware limited liability company (the “Buyer”) and OCEES International, Inc., a Hawaii (“Company”) (each a “Party” and collectively the “Parties”).

Recitals:

A. Shareholder currently owns all shares of the Company’s stock (“Shares”) and has full power and authority to sell the Shares to the Buyer.

B. The Buyer is willing and able to purchase the Shares under the terms of this Agreement.

C. The Parties acknowledge that this is a conflicting interest transaction in which the officers of each Party are the same individuals. Notwithstanding any potential conflict of interest, and in reliance on applicable law concerning the same, the Parties desire to enter into this Agreement in order to maximize the chance of securing business opportunities that would otherwise not likely occur.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Buyer and Shareholder, each intending to be legally bound, hereby covenant and agree as follows:

1. Shareholder hereby transfers, conveys and assigns to the Buyer, and the Buyer hereby purchases, the Shares, following which Shareholder will no longer have any right, title or interest in or to the Shares. Shareholder shall deliver to the Buyer the Shares stock certificate(s) (or an Affidavit of Lost Certificate and Indemnity Agreement) duly endorsed in favor of the Buyer. Shareholder further agrees to grant the Company a perpetual, nonexclusive, royalty-free license to all intellectual property of the Shareholder existing as of the Effective Date.

3. The Buyer shall pay to Shareholder, as the purchase price for the Shares, payment as set forth in Attachment A. When the conditions set forth in paragraph 2 have been met by Shareholder, this payment shall be released to the Shareholder.

4. Shareholder hereby warrants that Shareholder has full right, title and interest in and to the Shares and the Shares are free and clear of all pledges, liens, security interests, claims, equitable interests, and encumbrances, and warrants that the transfer of the Shares as described herein, the delivery of this Agreement, and the consummation of the transactions contemplated hereby will not conflict with any instrument, agreement, order, law or regulation. Shareholder explicitly warrants that any liability owed by the Company to the Shareholder has been extinguished and indemnifies the Buyer against any claim related to any such liabilities howsoever arising.

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5. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, personal representatives, successors and assigns.

6. This Agreement may be changed, waived, discharged or terminated only by written agreement.

7. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without regard to its conflict of laws provisions.

8. This Agreement embodies the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations or communications. The Parties are not entering into this Agreement in reliance on any representations other than those set forth in writing in this Agreement.

9. This Agreement may be executed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that each party is not a signatory to the original or the same counterpart. Signatures on this Agreement transmitted electronically shall be deemed original signatures for all purposes of this Agreement.

11. The Parties acknowledge each Party has had the opportunity to seek the advice of independent counsel regarding this Agreement. The Parties further acknowledge that all potential conflicts of interest between the Parties’ officers, directors, and counsel have been fully disclosed and any objection is hereby and forever waived.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

OCEAN THERMAL ENERGY CORPORATION

By:	/s/ Gerald S. Koenig, Esq.
Printed Name:	Gerald S. Koenig, Esq.
Title:	General Counsel

EPAPHUS GLOBAL ENERGY, LLC

By:	/s/ Jeremy P. Feakins
Printed Name:	Jeremy P. Feakins
Title:	Chief Executive Officer

OCEES INTERNATIONAL, INC.

By:	/s/ Gerald S. Koenig, Esq.
Printed Name:	Gerald S. Koenig, Esq.
Title:	General Counsel

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ATTACHMENT A

The Buyer shall pay, as purchase price for the Shares (“Purchase Price”), the following:

A.

One million dollars ($1,000,000.00) in the form of cancelled amounts owed by the Shareholder to certain individuals who have assigned their rights to be paid amounts totaling one million dollars to the Buyer; and,

B.	Seventy-five thousand dollars ($75,000.00) in cash per month for twelve (12) months following the Effective Date of the Agreement.

C.	Seventy percent (70%) of the net profit of any currently contemplated project to build an ocean thermal energy conversion power plant entered into by the Company.

Notwithstanding anything to the contrary in this Attachment A or the Agreement, Buyer shall have the unilateral right, at its sole discretion, to return the Shares to the Shareholder and receive a full refund of the Purchase Price from the Shareholder at any time up to one year after the Effective Date of the Agreement.

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